Exhibit 5.3
15th Floor
Tower One, Lippo Centre
89 Queensway
Admiralty
Hong Kong
T: +852 3983 7788
F: +852 2877 8110
DX-9031-IC
hfw.com

Your Ref:		Direct Line: +852 3983 7780	Date:	28 July 2011
Our Ref:	CMF/ESC/63435-2	Email: Henry.Fung@hfw.com Erica.Chan@hfw.com
BY POST AND BY EMAIL (alaios@Navios.com)
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
Dear Sirs
Navios Maritime Acquisition Corporation
1.	We have acted as Hong Kong legal advisers to the Covered Guarantors (as defined below) in connection with the offer by Navios Maritime Acquisition Corporation, a Marshall Islands corporation (the “Company”) and Navios Acquisition Finance (US) Inc., a Delaware corporation (“NAFI” and together with the Company, the “Co-Issuers”), to exchange up to $105,000,000 in aggregate principal amount of its new 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.” As used herein, the “Covered Guarantors” means the Guarantors listed on Schedule I hereto.

2.	For the purpose of this opinion, we have examined the following documents (collectively referred to as the “Transaction Documents”):-
a.	The Indenture dated 21 October 2010 together with the First Supplemental Indenture dated 9 November 2010, the Second Supplemental Indenture dated 20 May 2011, the Third Supplemental Indenture dated 26 May 2011 and the Fourth Supplemental Indenture dated 1 July 2011, between the Co-Issuers, the Guarantors listed therein and Wells Fargo Bank, N.A., as Trustee with respect to the 8 5/8% First Priority Ship Mortgage Notes due 2017 (the “Indenture”);
Lawyers for international commerce
P. J. Hatzer H. W. Dunlop P. P. C. Yeung** H. C. M. Fung**† R. J. Wilmot G. D. Lamplough P. T. Murphy A. P. Apostolis S. J. Wise
C. T. Chan G. Q. Gray* H. J. Livingstone* G. M. T. Eddings* G. J. V. Hardaker* N. D. Campbell* P. T. Aston*
Consultant : C. S. Quennell* P. Rees-Smith*
†Notary Public / *Not Ordinarily Resident / **China–Appointed Attesting Officer

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b.	The Notes; and

c.	The Notations of Guarantee (as defined in the Indenture).
3.	For the purpose of this opinion, we have examined the Transaction Documents and have the following searches:-
a.	searches against the Covered Guarantors of public records on file at the Hong Kong Companies Registry on 28 July 2011;

b.	writ searches against the Covered Guarantors at the District Court and High Court of Hong Kong on 28 July 2011; and

c.	winding up searches against the Covered Guarantors at the Official Receiver’s Office in Hong Kong on 28 July 2011.

Note, however, that the records disclosed by searches may not be complete or up to date. To the extent that we have engaged and relied on external service providers to obtain search results who in turn have relied on databases maintained by them or third parties by searching the court records, while we are given to understand that every effort is made by the service providers to ensure that all the data and information supplied to you is as accurate and up-to-date as possible, there is inevitably some delay in the updating of the database and verification of information. In particular, the searches in Hong Kong can at most only cover court records up to the close of business of the second day before the day of search. We do not accept responsibility or liability whatsoever that may be caused to anyone as a result of any error or omission in the information.
4.	We have also examined such other documents we consider necessary or advisable for the purpose of giving this opinion, including:
a.	the Certificate of Incorporation of each of the Covered Guarantors;

b.	the Memorandum and Articles of Association of each of the Covered Guarantors;

c.	the latest Annual Return (Form AR1) of the Covered Guarantors filed and other statutory filings of the Covered Guarantors as at 28 July 2011 with the Hong Kong Companies Registry;
d.	the Written Resolutions of the Board of Directors of the Covered Guarantors respectively dated 6 October 2010 and 12 May 2011; and

e.	the latest Business Registration Certificate of each of the Covered Guarantors.
5.	For the purpose of this opinion, we have assumed:-
a.	the Transaction Documents have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties (other than the Covered Guarantors as a matter of Hong Kong law) in accordance with all relevant laws (other than the laws of Hong Kong);

b.	the Written Resolutions of a Meeting of the Board of Directors of each of the Covered Guarantors resolving to execute the Transaction Documents or the power of attorney of each of the Covered Guarantors for the execution of the Transaction Documents have been duly ratified and executed by the Covered Guarantors;

c.	at the time of the ratification and execution of the Written Resolutions of a Meeting of the Board of Directors of each of the Covered Guarantors resolving to execute the Transaction Documents or of the power of attorney of each of the Covered Guarantors for the execution of the Transaction Documents, the directors or, as the case may be, the attorney-in-fact of each of

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the Covered Guarantors are under no disability, legal or otherwise, preventing them from executing the Transaction Documents on behalf of each of the Covered Guarantors;

d.	all corporate documents of each of the Covered Guarantors provided to us (or obtained by us) are not revoked / cancelled / superseded and remain in full force and effect;

e.	in respect to each party to the Transaction Documents (other than the Covered Guarantors), such party is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation, it has complied with all legal requirements pertaining to its legal status, it has the power and authority to enter into, execute, deliver and perform the Transaction Documents, its execution, delivery and performance of the Transaction Documents has been duly authorised by all requisite action, and it has duly executed and delivered the Transaction Documents;

f.	there is no other agreement or understanding among the parties, written or oral, or any waiver of a right or remedy, or any usage of trade or previous course of dealing between the parties, that would, in any such case, modify, define supplement or qualify any of the terms of the Transaction Documents and no terms will be implied into any Transaction Documents by the Hong Kong Courts on any other ground, including, without limitation, to give the Transaction Documents ‘business efficacy’;

g.	there has been no misrepresentation, omission or deceit by any person in connection with the execution, delivery or performance of the Transaction Documents or any of the transactions contemplated by the Transaction Documents, and there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence involved in the negotiation, execution or delivery of the Transaction Documents;

h.	each document submitted to us as a copy document is complete and conforms in every respect to the original thereof;

i.	the authenticity of all signatures, markings and records and that the Transaction Documents have been executed and delivered by each of the parties thereto as it purports to have been and the accuracy of all representations and statements of fact made in the Transaction Documents;

j.	each of the Covered Guarantors was not unable to pay its debts within the meaning of Section 178 Companies Ordinance (Cap. 32) and/or at the time of, and immediately after, entry into the Transaction Documents and that the obligations assumed by it under the Transaction Documents were in its /their best interests and that the directors of each of the Covered Guarantors honestly and reasonably considered them to be in the best interests of each of the Covered Guarantors;

k.	each of the Covered Guarantors in executing the Transaction Documents is not in breach of any other agreements or cross-default provisions or the terms of any Court Orders or injunction; and

l.	that the information provided to us regarding the intended purpose of the proceeds of the Notes to be made available under the Transaction Documents is correct and complete.
6.	Based upon and subject to the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that under Hong Kong law:-
a.	Each Covered Guarantor is duly incorporated and validly existing under the laws of Hong Kong and has all requisite power, authority and legal right to own, lease or operate its properties and assets and to conduct its business in accordance with its Memorandum and Articles of Association.

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b.	Each Covered Guarantor has full power and authority under its Memorandum and Articles of Association to enter into, execute and deliver each of the Transaction Documents to which it is a party and perform its obligations under each of the Transaction Documents to which it is a party.

c.	The execution, delivery and performance by each of the Covered Guarantors of the Transaction Documents to which it is a party does not in any respect contravene or fail to comply with:-
i.	any law, rule or regulation whether authority or otherwise of Hong Kong; or

ii.	the terms of any order or ruling of any Court of authority, whether government or otherwise of Hong Kong.
d.	Each of the Transaction Documents to which the Covered Guarantors are parties were duly authorised, executed, signed and delivered by the Covered Guarantors and constitutes legal, binding, valid obligations of the Covered Guarantors and each of the Transaction Documents to which the Covered Guarantors is a party is enforceable against the Covered Guarantors in accordance with its terms.

e.	No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by any Covered Guarantor under the laws of Hong Kong in connection with its execution and delivery of the Transaction Documents to which it is a party or the performance by it of its obligations thereunder other than those that have been obtained or made.
7.	This opinion is however subject to the following qualifications:-
a.	the enforcement of the Transaction Documents may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, limitation of actions or other similar laws relating to the enforcement of creditors’ rights including but not limited to, seafarers’ rights generally;

b.	obligations or liabilities of each of the Covered Guarantors otherwise than for payment of money may not be enforceable in Hong Kong by way of such equitable remedies as injunction or specific performance which remedies are in the discretion of the Courts;

c.	any provisions requiring any party to pay interest on overdue amounts in excess of the rate (if any) payable on such amounts before they become overdue may be unenforceable if held by a Hong Kong Court to be a penalty;

d.	if any provision of any of the Transaction Documents is held to be illegal, invalid or unenforceable, the severance of such provision from the remaining provisions of such document will be subject to the exercise of the discretion of a Hong Kong Court;

e.	any provision in any of the Transaction Documents that certain calculations and/or certificates will be conclusive and binding will not be effective if such calculations and/or certificates are fraudulent or erroneous on their face and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

f.	insofar as the parties resort to the Hong Kong Courts, claims may be or become subject to defences of set-off or counterclaim;

g.	a Hong Kong Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any successful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that Court;

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h.	except with leave of the Court, the Mortgagee may not itself purchase the Vessel when exercising its power of sale if the Vessel is on the high seas or in waters of a country whose laws prohibit a lender from purchasing security it holds as lender; and

i.	this opinion is limited to matters of the laws of Hong Kong and we express no opinion with respect to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is strictly limited to the matters stated herein and is not to be read as applying by implication to any other matter in connection with the Transaction Documents or otherwise. We do not, by giving this opinion, accept any liability to update it to reflect changes in the laws of the Hong Kong occurring after the date hereof. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.
Yours faithfully
/s/ Holman Fenwick Willan
Holman Fenwick Willan
HFWHK1\1785374-1

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Schedule I
1.	Shinyo Dream Limited;

2.	Shinyo Kannika Limited;

3.	Shinyo Loyalty Limited;

4.	Shinyo Navigator Limited; and

5.	Shinyo Ocean Limited.